Ex 99.1

Versartis Reports Second Quarter 2017 Financial Results

Confirms Phase 3 Data Expected Late September

Menlo Park, Calif., July 27, 2017 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan, a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the second quarter ended June 30, 2017, and provided an update on its clinical development programs.

“This is a time of tremendous excitement for Versartis as we approach our most significant milestone to date: the topline results from our Phase 3 VELOCITY trial of somavaratan in pediatric GHD patients,” said Jay Shepard, Chief Executive Officer of Versartis. “With our last patient visits expected in late August, we anticipate topline results around the end of September. Our confidence in somavaratan is supported by three years of data suggesting a solid safety profile and efficacy comparable to U.S. registries on the key parameters, as well as baseline characteristics in our VELOCITY trial arms that are well balanced and in line with our Phase 2 patient population. We look forward to reporting the trial outcome in the very near future, as we continue our work to prepare a strong regulatory package for submission to the U.S. Food and Drug Administration.”

“Adding to this excitement is the enthusiasm we are experiencing at clinical trial sites participating in VISTA,” continued Mr. Shepard. “Through our ongoing dialogue with physicians, patients and advocacy groups, we recognize the burden of daily rhGH injections and the desire for less frequent dosing. By expanding enrollment in our VISTA study, we are increasing the overall number of pediatric patients treated with twice-monthly somavaratan while also collecting ‘real world’ data that will be valuable to physicians and patients if approved.”

Corporate Highlights & Milestones

•

Expanded enrollment of the ongoing VISTA (Versartis Long-Term Safety Study of Somavaratan) study of somavaratan in pediatric GHD to accommodate additional patients who will initiate twice-monthly somavaratan therapy

o

Exceeded the initial target of enrolling 300 patients in the study; expect to have over 400 children exposed to the 3.5 mg/kg twice-monthly dose of somavaratan by Q3 2017, 300 of which are expected to have 6 months or more of continuous exposure at the time of BLA filing

o	Additions will include patients newly diagnosed with GHD as well as those switching from daily rhGH therapy
•	Three abstracts featuring somavaratan data through three years of treatment in the VERTICAL/VISTA pediatric GHD studies accepted for presentation at the 10th Annual

International Joint Meeting of Pediatric Endocrinology (IMPE), to be held September 14-17 in Washington D.C.; VELOCITY data will not be available for presentation at IMPE
•

Appointed Eric Dobmeier, current Chief Operating Officer of Seattle Genetics, to the Board of Directors, adding further depth to the board with his executive and board member experience at biotech companies

Upcoming Anticipated Milestones and Other Events

•	Report topline data from the pediatric Phase 3 VELOCITY trial around the end of September
•	Complete enrollment of Phase 3 Japan trial in H2 2017
•

Observing a corporate quiet period beginning August 11 and leading up to the VELOCITY trial results; external communications expected to be limited primarily to announcements relating to planned IMPE presentations

Second Quarter 2017 Financial Results

For the second quarter ended June 30, 2017, Versartis reported a net loss of approximately $36.6 million, or $1.04 per share, basic and diluted, compared to a net loss for the quarter ended June 30, 2016 of $22.1 million, or $0.75 per share, basic and diluted. Net cash used during the quarter ended June 30, 2017 was $21.7 million.

Total operating expenses for the quarter ended June 30, 2017 were $36.2 million, compared to $22.3 million for the quarter ended June 30, 2016.

Research and development (R&D) expenses for the quarter ended June 30, 2017 were $28.6 million, compared to $16.4 million for the quarter ended June 30, 2016. The increase in R&D expenses was primarily due to an increase in clinical and manufacturing costs to support our ongoing global VELOCITY pediatric trial and our Phase 2/3 trial of somavaratan in pediatric patients in Japan.

General and administrative (G&A) expenses for the quarter ended June 30, 2017 were $7.6 million, compared to $5.9 million for the quarter ended June 30, 2016. The increase in G&A expenses was primarily due to additional payroll, consulting, and professional services expenses as we continue to increase our headcount and expand our infrastructure to support our growth.

Total operating expenses for the quarter ended June 30, 2017 include non-cash stock-based compensation expense of $3.7 million, compared to $3.0 million of non-cash stock-based compensation expense for the quarter ended June 30, 2016.

Total operating expenses for the six months ended June 30, 2017 were $65.8 million, compared to $46.4 million for the six months ended June 30, 2016. R&D expenses for the six months ended June 30, 2017 were $50.6 million, compared with $34.6 million for the six months ended June 30, 2016, reflecting the increase in manufacturing and clinical costs to support our ongoing Phase 2 and 3 clinical trials for somavaratan noted above. G&A expenses for the six months ended June 30, 2017 were $15.2 million, compared to $11.8 million for the six months ended June 30, 2016. The increase was attributable to additional payroll, consulting, and professional services expenses as noted above to support our continued growth.

Total operating expenses for the six months ended June 30, 2017 include non-cash stock-based compensation expense of $7.5 million, compared to $5.4 million of non-cash stock-based compensation expense for the six months ended June 30, 2016.

Cash and cash equivalents were $143.4 million as of June 30, 2017.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan, a novel, long-acting form of recombinant human growth hormone in late-stage clinical trials for the treatment of GHD in children and adults. Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving adherence and, therefore, treatment outcomes.

For more information on Versartis, visit www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new molecular entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward- looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate Communications:

Christine Labaree

Corporate Affairs

(650) 600-1697

clabaree@versartis.com

Investors:

David Burke

Director, Investor Relations

(650) 516-2703

dburke@versartis.com

Versartis, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating expenses
Research and development	$28,618	$16,397	$50,622	$34,589
General and administrative	7,572	5,909	15,228	11,823
Total operating expenses	36,190	22,306	65,850	46,412
Loss from operations	(36,190)	(22,306)	(65,850)	(46,412)
Interest income	242	129	441	234
Other income (expense), net	(521)	59	(782)	(171)
Net loss before provision for income taxes	(36,469)	(22,118)	(66,191)	(46,349)
Provision for income taxes	128	-	128	-
Net loss	(36,597)	(22,118)	(66,319)	(46,349)
Net loss per share- basic and diluted	$(1.04)	$(0.75)	$(1.89)	$(1.57)
Weighted-average common shares used to compute basic and diluted net loss per share	35,316	29,489	35,001	29,455

Versartis, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands, except per share amounts)

	June 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$143,358	$201,153
Other assets	14,591	4,417
Build-to-suit lease asset	9,975	-
Total assets	$167,924	$205,570
Liabilities and stockholders' equity:
Accounts payable and other current liabilities	$24,731	$14,503
Upfront payment from collaboration partner	40,000	40,000
Build-to-suit lease obligation	8,174	-
Total liabilities	72,905	54,503
Total stockholders' equity	95,019	151,067
Total liabilities and stockholders’ equity	$167,924	$205,570